As filed with the Securities and Exchange Commission on March 18, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marchex, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	35-2194038
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

413 Pine Street, Suite 500

Seattle, WA 98101

(Address, including zip code of registrant’s principal executive offices)

2003 Amended and Restated Stock Incentive Plan

(Full title of the plan)

Russell C. Horowitz

Chairman and Chief Executive Officer

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

(Name and address of agent for service)

(206) 331-3300

(Telephone number, including area code, of agent for service)

Copy to:

Francis J. Feeney, Jr., Esq.

DLA Piper US LLP

33 Arch Street, 26th Floor

Boston, MA 02110

(617) 406-6000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2003 Amended and Restated Stock Incentive Plan
Class B Common Stock, $0.01 par value	2,049,352 Shares(2)	$8.35(3)	$ 17,112,089	$672.51
Class B Common Stock, $0.01 par value	2,300,000 Shares(4)	$8.35(3)	$ 19,205,000	$754.76
TOTAL	4,349,352 Shares		$ 36,317,089	$1,427.27

(1)	This registration statement shall also cover any additional shares of Class B common stock which become issuable under the plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Class B common stock.

(2)	Represents an increase in the number of shares authorized for issuance under the 2003 Amended and Restated Stock Incentive Plan.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Class B common stock as reported on the Nasdaq Global Market on March 11, 2008.

(4)	Represents 2,300,000 restricted shares previously issued under the 2003 Amended and Restated Stock Incentive Plan on January 1, 2007.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this registration statement is filed for the purpose of registering additional securities of the same class as those registered under the currently effective Registration Statements on Form S-8 (Registration Nos. 333-116867, 333-123753, 333-132957 and 333-141797) relating to the 2003 Amended and Restated Stock Incentive Plan of Marchex, Inc. (the “Registrant” or the “Company”), and the contents of such Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference.

Marchex, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of its Class B common stock, $0.01 par value per share. This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 2,300,000 shares of Class B common stock that constitute “restricted securities” and/or “control securities” which have been issued prior to the filing of this registration statement on January 1, 2007 (the “Grant Date”). The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this registration statement pursuant to introductory note to Part I of Form S-8.

Reoffer Prospectus

2,300,000 Shares

Marchex, Inc.

Class B Common Stock

This reoffer prospectus relates to 2,300,000 shares of our Class B common stock, par value $0.01 per share, consisting of 2,300,000 restricted shares, which may be offered for sale from time to time by certain stockholders of Marchex, Inc., as described under the caption “Selling Stockholders.” These stockholders are certain of our officers and employees. We will not receive any proceeds from the sale of shares of Class B common stock pursuant to this reoffer prospectus. The selling stockholders acquired the Class B common stock pursuant to grants under our 2003 Amended and Restated Stock Incentive Plan on January 1, 2007. Such shares are subject to vesting over up to a six (6) year period and the selling stockholders may resell all, a portion, or none of the shares of Class B common stock from time to time to the extent such shares are vested.

The shares of Class B common stock are “restricted securities” or “control securities” under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each stockholder that sells shares of our Class B common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should carefully read this reoffer prospectus and any accompanying prospectus supplement before you make your investment decision. The shares of Class B common stock offered hereby may be sold from time to time directly by, or on behalf of, each selling stockholder in one or more transactions on the Nasdaq Global Market or on any stock exchange on which our Class B common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

Investing in our Class B common stock involves substantial risks. See “Risk Factors” beginning on page 6.

Our Class B common stock is listed on the Nasdaq Global Market under the trading symbol “MCHX.” The last reported sale price of our Class B common stock on the Nasdaq Global Market on March 11, 2008, was $8.18 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is March 18, 2008.

MARCHEX, INC.

SUMMARY

We are a local online advertising company and leading publisher of local content. Our search- and call-based advertising solutions enable tens of thousands of local and national advertisers to efficiently reach consumers searching for products and services through our exclusive mix of high quality distribution points, including: (1) our proprietary Local Content Network, which we believe helps millions of consumers each month make better, more informed local decisions, (2) leading search engines such as Google, MSN, and Yahoo!, and (3) vertical publisher Web sites.

We have a suite of technology-based products and services that facilitate and support the efficient and cost-effective marketing and selling of goods and services for local and national advertisers who want to sell their products online; and a proprietary, locally-focused Web site network where we help consumers find local information, as well as fulfill our advertiser marketing campaigns:

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Local Content Network. We believe that our Local Content Network is a significant source of local information online. It includes more than 200,000 of our owned and operated Web sites focused on helping users find and make informed decisions about where to get local products and services. It features listings from more than 15 million local businesses in the U.S. and more than 1.3 million expert and user-generated reviews on local businesses across more than 20,000 categories. The more than 200,000 Web sites in our network include more than 75,000 U.S. ZIP code sites, such as 98102.com and 90210.com, covering ZIP code areas nationwide, as well as tens of thousands of other locally-focused sites such as Yellow.com, OpenList.com and geo-targeted sites such as chicagodoctors.com, seattleautorepairs.com, bostonmortgage.com and others. Traffic to our Local Content Network is primarily monetized with pay-per-click listings that are relevant to the Web sites, as well as other forms of advertising, including call-based ad units, banner advertising and sponsorships.

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Private-Label Local Online Advertising Platform. Marchex Connect, our private-label local online advertising platform enables aggregators of local advertisers, such as Yellow Pages providers and locally-focused vertical media companies, to sell search marketing and/or call advertising packages through their existing sales channels, which are then fulfilled by us across our distribution network, including leading search engines and our own Local Content Network. By creating a solution for aggregators who have relationships with local advertisers, it makes it easy for local businesses to participate in online advertising. The search marketing services we offer to local advertisers through Marchex Connect include services typically available only to national advertisers, including ad creation, keyword selection, geo-targeting, call tracking, click-to-call services, campaign optimization, and reporting. Marchex Connect has the capacity to support tens of thousands of advertiser accounts. In addition, we offer a private-label platform for publishers, separate and distinct from Marchex Connect, which enables them to monetize their Web sites with contextual advertising from their own customers or from our advertising relationships. Aggregators and publishers generally pay us an agency fee for our platform and services in the form of a percentage of the cost of every click delivered to their advertisers.

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Pay-Per-Click Advertising. We deliver pay-per-click advertisements to online users in response to their keyword search queries or on pages they visit throughout our distribution network of search engines, shopping engines, certain third party Web sites and our own Local Content Network. In addition to distributing their ads, we offer account management services to help our advertisers optimize their pay-per-click campaigns, including editorial and keyword selection recommendations and report analysis. The pay-per-click advertisements are generally ordered based on the amount our advertisers choose to pay for a placement. Advertisers pay us when a user clicks on their advertisements in our pay-per-click network and we pay publishers or distribution partners a percentage of the revenue generated by the click-throughs on their site(s). In addition, we generate revenue from cost-per-action events that take place on our distribution network. Cost-per-action revenue occurs when the user is redirected from one of our Web sites or a third-party Web site in our distribution network to an advertiser’s Web site and completes a specified action. Additionally, we sell pay-per-click contextual advertising placements on specialized vertical and branded partner or publisher Web sites on a pay-per-click basis. Advertisers can target the placements by category, site- or page-specific basis. We believe our site- and page-specific approach provides publishers with an opportunity to generate revenue from their traffic while protecting their brand. Our approach gives advertisers greater transparency into the source of the traffic and relevancy for their ads and enables them to optimize the return on investment from their advertising campaign. The contextual advertisement placements are prioritized for users by the amount the advertiser is willing to pay each time a user clicks on the advertisement and the relevance of the advertisement, based on historic click-through rates. Advertisers pay us when a user clicks on their advertisements in our network and we pay publishers a percentage of the revenue generated by the click-throughs on their site.

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Call-Based Advertising Services. We deliver a variety of call-based advertising services for local advertiser aggregators as well as national advertisers. These services include phone number provisioning, call tracking, call analytics, click-to-call, Web site proxying and other phone call-based services that enable aggregators and advertisers to utilize online advertising to drive calls into their businesses as well as clicks and to use call tracking to measure the effectiveness of both their online and offline advertising campaigns. Advertisers pay us a flat fee for each phone number provisioned, and a pre-negotiated rate per minute for each call they receive from call-based ads we distribute on our distribution network.

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Search Engine Optimization Consulting Services (SEO). We offer consulting services to help advertisers optimize their Web sites for the greatest opportunity for proper indexing and ranking in the organic, or editorial, results of algorithmic search engines. By leveraging our experience in the search industry and our relationships with search engine distribution partners, we have built a unique system for evaluating the opportunity to improve a particular Web site’s ranking in organic search results. We provide specific tactics, either on a consultative or a hands-on basis, to maximize that opportunity, while meeting the major search engine’s ever changing technical standards, and drive increased targeted traffic to their Web sites. Our SEO consulting clients are primarily companies with a large number of products who want to increase their online sales and achieve targeted return on investment metrics. Advertisers pay us consulting fees for SEO services, which are based on the number of Web pages in their sites and the number of products they want indexed.

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Feed Management Services. We use our proprietary technology to crawl and extract relevant product content from advertisers’ databases and Web sites to create automated and highly-targeted product and service listings, which we deliver into a network of search and shopping engines. When an advertiser’s Web site is crawled by a search engine (usually every 7 to 14 days), many product and service listings can be excluded or quickly become outdated due to the nature of most advertisers’ product databases, which contain complex structures and are dynamically updated. Because we have feed relationships with our distribution partners, we are able to deliver our advertiser’s product listings directly into our partners’ distribution and provide updated content in frequent intervals. This is a significant benefit for our advertisers as it maximizes the number of selling opportunities and for our distribution partners as it increases the accuracy and relevance of their search results. Advertisers generally pay us a fixed price for each click they receive on an advertisement or listing included in the feed.

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Bid Management Services. We offer advertising campaign management services, commonly known as bid management services. Our bid management services enable our advertisers to consolidate the purchasing, management, optimization and reporting from their search and contextual advertising campaigns across a large number of search engines and pay-per-click networks into one centralized place. Through our partnerships with leading search and product shopping engines, we are able to place and manage our clients’ paid listings directly within their account management systems and provide detailed reporting and conversion tracking that enables advertisers to track the effectiveness of their online advertising campaigns across the different channels. With our bid management services, we may suggest additional channels, search engines or pay-per-click networks as well as editorial guidance that may broaden the reach and improve the effectiveness of our advertisers’ campaigns. Advertisers pay us a pre-negotiated rate for each click they receive on their advertisement placed or managed as part of our bid management services.

In this prospectus, the terms “Marchex,” “company,” “we,” “us” and “our” refer to Marchex, Inc. and its wholly-owned subsidiaries. We were incorporated in the State of Delaware. Our principal executive offices are located at 413 Pine Street, Suite 500, Seattle, Washington 98101 and our telephone number is (206) 331-3300.

This prospectus relates to 2,300,000 shares of our Class B common stock that may be sold from time to time by the selling stockholders named in this reoffer prospectus. The stockholders are identified in the section headed “Selling Stockholders.” We will not receive any of the proceeds from the resale of these shares.

RISK FACTORS

An investment in our Class B common stock or preferred stock involves various risks, including those mentioned below and those that are discussed from time to time in our other periodic filings with the SEC. Investors should carefully consider these risks, along with the other information contained in this report, before making an investment decision regarding our stock. There may be additional risks of which we are currently unaware, or which we currently consider immaterial. All of these risks could have a material adverse effect on our financial condition, our results of operations, and the value of our stock.

Risks Relating to Our Company

Our limited operating history makes evaluation of our business difficult.

We were formally incorporated in January 2003. We acquired Enhance Interactive in February 2003, TrafficLeader in October 2003 and goClick in July 2004. In February and April 2005, we completed the acquisitions of certain assets of Name Development and Pike Street Industries, respectively. In July 2005 we completed the acquisition of IndustryBrains. In May 2006 we completed the acquisition of certain assets of AreaConnect and Open List. In September 2007, we completed the acquisition of VoiceStar.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have largely incurred net losses since our inception, and we may incur net losses in the foreseeable future.

We had an accumulated deficit of $7.7 million as of December 31, 2007. Our net expenses may increase based on the initiatives we undertake which for instance, may include increasing our sales and marketing activities, hiring additional personnel, incurring additional costs as a result of being a public company, and acquiring additional businesses. In addition, commencing January 1, 2006, we began expensing the fair value of stock options granted in connection with our adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R).

We may continue to increase our direct monetization of our proprietary traffic sources, which could adversely affect our revenues.

Our strategic plan has been to seek to increase our direct monetization of our proprietary traffic sources by using more of the advertising listings on our Local Content Network to display the advertisements of advertisers who are on our direct technology platform and those with whom we have direct relationships, as opposed to advertisers from third parties. This monetization may not be of the same rate levels as other advertising providers and as a result could adversely affect our revenues.

We are dependent on certain distribution partners, including Yahoo! and its subsidiaries, for distribution of our services, and we derive a significant portion of our total revenue through these distribution partners. A loss of distribution partners or a decrease in revenue from certain distribution partners could adversely affect our business. Yahoo! is also a significant customer.

A relatively small number of distribution partners currently deliver a significant percentage of traffic to our advertiser listings. Yahoo! is our largest distribution partner and delivers traffic to our advertiser listings which collectively represents approximately 7% of our total revenue for the year ended December 31, 2007. Separately, Yahoo! was responsible for 31% of our total revenue during the same period principally in respect of the revenues associated with our portfolio of domains.

Our existing agreements with many of our other larger distribution partners permit either company to terminate without penalty on short notice and are primarily structured on a variable-payment basis, under which we make payments based on a specified percentage of revenue or based on the number of paid click-throughs. We intend to continue devoting resources in support of our larger distribution partners, but there are no guarantees that these relationships will remain in place over the short- or long-term. In addition, we cannot be assured that any of these distribution partners will continue to generate current levels of revenue for us or that we will be able to maintain the applicable variable payment terms at their current levels. A loss of any of these distribution partners or a decrease in revenue due to lower traffic or less favorable variable payment terms from any one of these distribution relationships could have an adverse effect on our revenue, and the loss of Yahoo! or any other large distribution partner could have a material adverse effect on our business, financial condition and results of operations.

Companies distributing advertising on the Internet have experienced, and will likely continue to experience, consolidation. This consolidation has reduced the number of partners that control the online advertising outlets with the most user traffic. According to the comScore Media Metrix Core Search Report for December 2007, Yahoo! accounted for 23% of the online searches in the United States and Google accounted for 58%. As a result, the larger distribution partners have greater control over determining the market terms of distribution, including placement of advertisements and cost of placement. In addition, many participants in the performance-based advertising and search marketing industries control significant portions of the traffic that they deliver to advertisers. We do not believe, for example, that Yahoo! and Google are as reliant as we are on a third-party distribution network to deliver their services. This gives them a significant advantage over us in delivering their services, and with a lesser degree of risk.

We rely on certain advertiser aggregators and agencies to provide us with a large number of advertisers for the purchase of various advertising services, and we derive a sizeable portion of our total revenue through these advertiser aggregators and agencies. A loss of certain advertiser aggregators and agencies or a decrease in revenue from these aggregator partners could adversely affect our business. Such advertisers are subject to varying terms and conditions which may result in claims or credit risks to us.

We benefit from the established relationships and national sales teams that certain of our aggregator partners, who are leading aggregators of advertisers and advertising agencies, have in place throughout the country and in local markets. These advertiser aggregators and agencies refer or bring advertisers to us for the purchase of various advertising products and services. We derive a sizeable portion of our total revenue through these advertiser aggregators and agencies. A loss of certain advertiser aggregators and agencies or a decrease in revenue from these clients could adversely affect our business.

These advertisers may in certain cases be subject to negotiated terms and conditions separate from those applied to online clients accepted and processed through our automated advertiser management platform. In some cases, the applicable contract terms may be the result of legacy or industry association documentation or simply customized advertising solutions for large aggregators and agencies. In any case, as a consequence of such varying terms and conditions, we may be subject to claims or credit risks that we may otherwise mitigate more efficiently across our automated advertiser management platform.

These claims and risks may vary depending on the nature of the aggregated client base. Among other claims, we may be subject to disputes based on third party tracking information or analysis. We may also be subject to differing credit profiles and risks based on the agency relationship associated with these advertisers. For such advertisers, payment may be made on an invoice basis, unlike our retail platform which in many instances is paid in advance of the service. In some limited circumstances we may also have accepted individual advertiser payment liability in place of liability of the advertising agency or media advisor.

We may incur liabilities for the activities of our advertisers, distribution partners and other users of our services, which could adversely affect our business.

Many of our advertisement generation and distribution processes are automated. In most cases, advertisers use our online tools and account management systems to create and submit advertiser listings. These advertiser listings are submitted in a bulk data feed to our distribution partners. Although we monitor our distribution partners on an ongoing basis primarily for traffic quality, these partners control the distribution of the advertiser listings provided in the data feed.

As a result, we do not conduct a manual editorial review of a substantial number of our advertiser listings directly submitted by advertisers online, nor do we manually review the display of the vast majority of the advertiser listings by our distribution partners submitted to us by XML data feeds or data dumps. In cases where we provide editorial or value-added services for our large aggregator partners or agencies, such as ad creation and optimization for local advertisers or landing pages and micro-sites for pay-per-phone call advertisers, we may rely on the content and information provided to us by these agents on behalf of their individual advertisers. We may not investigate the individual business activities of these advertisers other than the information provided to us or in some cases review of advertiser Web sites. We may not successfully avoid liability for unlawful activities carried out by our advertisers and other users of our services or unpermitted uses of our advertiser listings by distribution partners and their affiliates.

Our potential liability for unlawful activities of our advertisers and other users of our services or unpermitted uses of our advertiser listings by distribution partners could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources, to discontinue certain service offerings or to terminate certain distribution partner relationships. For example, as a result of the actions of advertisers in our network, we may be subject to private or governmental actions relating to a wide variety of issues, such as privacy, gambling, promotions, and intellectual property ownership and infringement. Under agreements with certain of our larger distribution partners, we may be required to indemnify these distribution partners against liabilities or losses resulting from the content of our advertiser listings or resulting from third-party intellectual property infringement claims. Although our advertisers indemnify us with respect to claims arising from these listings, we may not be able to recover all or any of the liabilities or losses incurred by us as a result of the activities of our advertisers.

We have a large number of distribution partners who display our advertiser listings on their networks. Our advertiser listings are predominantly delivered to our distribution partners in an automated fashion through an XML data feed or data dump. Our distribution partners are contractually required to use the advertiser listings that we provide in accordance with applicable laws and regulations and in conformity with the publication restrictions included in our agreements, which are intended to promote the quality and validity of the traffic provided to our advertisers. Nonetheless, we do not operationally control or manage these distribution partners and any breach of these agreements on the part of any distribution partner or its affiliates could result in liability for our business. These agreements include indemnification obligations on the part of our distribution partners, but there is no assurance that we would be able to collect against offending distribution partners or their affiliates in the event of a claim under these indemnification provisions.

Our insurance policies may not provide coverage for liability arising out of activities of users of our services. Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our businesses. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on our business, operating results and financial condition.

If we do not maintain and grow a critical mass of advertisers and distribution partners, the value of our services could be adversely affected.

Our success depends, in large part, on the maintenance and growth of a critical mass of advertisers and distribution partners and a continued interest in our performance-based advertising and search marketing services. Advertisers will generally seek the most competitive return on investment from advertising and marketing services. Distribution partners will also seek the most favorable payment terms available in the market. Advertisers and distribution partners may change providers or the volume of business with a provider, unless the product and terms are competitive. In this environment, we must compete to acquire and maintain our network of advertisers and distribution partners.

If our business is unable to maintain and grow our base of advertisers, our current distribution partners may be discouraged from continuing to work with us, and this may create obstacles for us to enter into agreements with new distribution partners. Similarly, if our distribution network does not grow and does not continue to improve over time, current and prospective advertisers may reduce or terminate their business with us. Any decline in the number of advertisers and distribution partners could adversely affect the value of our services.

We are dependent upon the quality of traffic in our network to provide value to our advertisers and the advertisers of our partners, and any failure in our quality control could have a material adverse effect on the value of our services to our advertisers and adversely affect our revenues.

We utilize certain monitoring processes with respect to the quality of the traffic that we deliver to our advertisers. Among the factors we seek to monitor are sources and causes of low quality clicks such as non-human processes, including robots, spiders or other software, the mechanical automation of clicking, and other types of invalid clicks, click fraud, or click spam, the purpose of which is something other than to view the underlying content. Additionally, we also seek to identify other indicators which may suggest that a user may not be targeted by or desirable to our advertisers. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic or traffic that is deemed to be less valuable by our advertisers will be delivered to such advertisers, which may be detrimental to those relationships. We have regularly refunded fees that our advertisers had paid to us which were attributed to low quality traffic. If we are unable to stop or reduce low quality traffic, these refunds may increase. Low-quality traffic may further prevent us from growing our base of advertisers and cause us to lose relationships with existing advertisers, or become the target of litigation, both of which would adversely affect our revenues.

We may be subject to intellectual property claims, which could adversely affect our financial condition and ability to use certain critical technologies, divert our resources and management attention from our business operations and create uncertainty about ownership of technology essential to our business.

Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims, including claims of trademark infringement in connection with our acquisition of previously-owned Internet domain names and claims of copyright infringement with respect to certain of our proprietary Web sites that would be costly to defend and could limit our ability to use certain critical technologies.

Any patent or other intellectual property litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology, services and property that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may need additional funding to meet our obligations and to pursue our business strategy. Additional funding may not be available to us and our financial condition could therefore be adversely affected.

We may require additional funding to meet our ongoing obligations and to pursue our business strategy, which may include the selective acquisition of businesses and technologies. In addition, we have incurred and we may incur certain obligations in the future, including:

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In February 2005, we entered into agreements with Yahoo! (formerly, Overture), pursuant to which we paid $4.5 million in an upfront payment (and an additional $674,000 in certain circumstances) and a contingent royalty based on 3.0% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016.

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We are obligated to pay quarterly dividends to the holders of preferred stock at an annual rate of $11.875 per preferred share. There are currently approximately 5,424 shares of preferred stock outstanding following the conversions into shares of Class B common stock or cash repurchases that have occurred to date.

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In November 2006, our board of directors authorized the repurchase of up to 3.0 million shares of our Class B common stock and the initiation of a quarterly cash dividend to the holders of common stock at an annual rate of $0.08 per common share. Through December 31, 2007, we repurchased approximately 2.2 million of our Class B shares under the repurchase program. In February 2008, our board of directors authorized the repurchase of up to an additional 2.0 million shares of our Class B common stock.

•	If debentures are issued upon exchange of the preferred stock, we will become obligated to make interest payments to the holders of the debentures.

There can be no assurance that if we were to need additional funds to meet these obligations that additional financing arrangements would be available in amounts or on terms acceptable to us, if at all. Furthermore, if adequate additional funds are not available, we will be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy, including potential additional acquisitions or internally-developed businesses.

Our acquisitions could divert management’s attention, cause ownership dilution to our stockholders, cause our earnings to decrease and be difficult to integrate.

Our business strategy includes identifying, structuring, completing and integrating acquisitions. Acquisitions in the technology and Internet sectors involve a high degree of risk. We may also be unable to find a sufficient number of attractive opportunities to meet our objectives which include revenue growth, profitability and competitive market share. Our acquired companies may have histories of net losses and may expect net losses for the foreseeable future.

Acquisitions are accompanied by a number of risks that could harm our business, operating results and financial condition:

•	We could experience a substantial strain on our resources, including time and money, and we may not be successful;

•	Our management’s attention could be diverted from our ongoing business concerns;

•	While integrating new companies, we may lose key executives or other employees of these companies;

•	We may issue shares of our Class B common stock as consideration for acquisitions which may result in ownership dilution to our stockholders;

•	We could fail to successfully integrate our financial and management controls, technology, reporting systems and procedures, or adequately expand, train and manage our workforce;

•	We could experience customer dissatisfaction or performance problems with an acquired company or technology;

•	We could become subject to unknown or underestimated liabilities of an acquired entity or incur unexpected expenses or losses from such acquisitions;

•	We could incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business; and

•	We may be exposed to investigations and/or audits by federal, state or other taxing authorities.

Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

The loss of our senior management, including our founding executive officers, could harm our current and future operations and prospects.

We are heavily dependent upon the continued services of Russell C. Horowitz, our chairman and chief executive officer, and John Keister, our president and chief operating officer, and the other members of our senior management team. Each member of our senior management team is an at-will employee and may voluntarily terminate his employment with us at any time with minimal notice. Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, each own shares of fully vested Class A common stock. Following any termination of employment, each of these employees would only be subject to a twelve-month non-competition and non-solicitation obligation with respect to our customers and employees under our standard confidentiality agreement.

Further, as of December 31, 2007, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister together controlled 91% of the combined voting power of our outstanding capital stock excluding shares of Class B common stock issuable upon conversion of preferred stock. Their collective voting control is not tied to their continued employment with Marchex. The loss of the services of any member of our senior management, including our founding executive officers, for any reason, or any conflict among our founding executive officers, could harm our current and future operations and prospects.

We may have difficulty retaining current personnel as well as attracting and retaining additional qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our performance is largely dependent upon the talents and efforts of highly skilled individuals. In order to fully implement our business plan, we will need to retain our current qualified personnel, as well as attract and retain additional qualified personnel. Thus, our success will in significant part depend upon our retention of current personnel as well as the efforts of personnel not yet identified and upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing personnel. We are also dependent on managerial and technical personnel to the extent they may have knowledge or information about our businesses and technical systems that may not be known by our other personnel. There can be no assurance that we will be able to attract and retain necessary personnel. The failure to hire and retain such personnel could adversely affect the implementation of our business plan.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors may also be adversely affected if we experience difficulty in maintaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We currently have directors’ and officers’ liability insurance. If we are unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company, which could have a material adverse effect on our operations.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect our business and our ability to maintain the listing of our Class B common stock and preferred stock on the Nasdaq Global Market.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the Nasdaq Stock Market.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of Class B common stock and preferred stock on the Nasdaq Global Market could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the new internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our current and future compliance with the annual internal control report requirement will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

Accounting for employee stock options using the fair value method has significantly reduced and will likely continue to significantly reduce our net income.

We adopted the provisions of SFAS 123R on January 1, 2006. Thus, our consolidated financial statements for 2006 and 2007 reflect the fair value of stock options granted to employees as a compensation expense, which has had, and will in the future likely continue to have a significant adverse impact on our results of operations and net income per share. We rely heavily on stock options to compensate existing employees and to attract new employees. If we reduce or alter our use of stock-based compensation to minimize the recognition of these expenses, our ability to recruit, motivate and retain employees may be impaired, which could put us at a competitive disadvantage in the employee marketplace. In order to prevent any net decrease in their overall compensation packages, we may choose to make corresponding increases in the cash compensation or other incentives we pay to existing and new employees. Any increases in employee wages and salaries would diminish our cash available for marketing, product development and other uses and might cause our GAAP profits to decline. Any of these effects might cause the market price of our Class B common stock and preferred stock to decline.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules require that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

We have substantial goodwill and other intangible assets, and we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

We may not be able to realize the intended and anticipated benefits from our acquisitions of Internet domain names, which could affect the value of these acquisitions to our business and our ability to meet our financial obligations and targets.

We may not be able to realize the intended and anticipated benefits that we currently expect from our acquisitions of Internet domain names. These intended and anticipated benefits include increasing our cash flow from operations, broadening our distribution offerings and delivering services that strengthen our advertiser relationships.

Factors that could affect our ability to achieve these benefits include:

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A significant amount of revenue attributed to our domain name assets comes through our agreement with Yahoo! and its subsidiaries. Under our agreement, Yahoo! has certain limited exclusive and preferential rights with respect to the commercialization of a majority of these domain names and Web sites through paid listings. Yahoo! controls the delivery of a portion of the paid listings to a majority of these domain names and Web sites. As a result, the monetization of these Web sites is presently largely dependent on the revenue from the paid listings allocated by Yahoo! and its subsidiaries to these Web sites. This allocation may depend on Yahoo!’s advertiser base, internal policies in effect from time to time, perceived quality of traffic, origin of traffic, history of performance and conversion, technical and network changes made by Yahoo!, among many factors and determinations which may or may not be controlled by us or known to us. In addition to the aforementioned factors, if our business relationship with Yahoo! is terminated, we may not be able to replace it with another large-scale provider of paid listings under terms which allow us to increase or maintain the amount of revenue attributable to our network of Web sites.

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In the ordinary course of business we have been subject to and in the future it is likely that we will continue to be subject to intellectual property infringement claims, including claims of trademark infringement with respect to Internet domain names acquired by us. As a result of these claims, we have lost and in the future it is likely that we will continue to lose domain names from which we derive revenue. We may not be able to recoup any resulting financial losses from the prior domain name owners.

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Our revenue will also depend on the levels of traffic, click-throughs and calls that occur on our network of Web sites is able to achieve in any period. Traffic levels, click-throughs and calls will increase and decrease based upon a number of factors not entirely within our control, including the extent of indexing of our Web sites within search engines and directories, placement within search results and success of marketing efforts. Traffic levels, the number of click-throughs and calls may also be affected by service interruptions or other technical outages. Our ability to meet the traffic demands, click-throughs and calls of our network of Web sites is also dependent on a number of third party vendors and our technical teams to manage the operations effectively. Any downtime of our servers or other outages will negatively impact the revenue from our Local Content Network.

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We will need to continue to acquire commercially valuable Internet domain names to grow our presence in local online advertising. We will need to continuously improve our technologies to acquire valuable Internet domain names as competition in the marketplace for appropriate Internet domain names intensifies. Our domain name acquisition efforts are subject to rules and guidelines established by registries which maintain Internet domain name registrations and the registrars which process and facilitate Internet domain name registrations. The registries and registrars may change the rules and guidelines for acquiring Internet domains in ways that may prove detrimental to our domain acquisition efforts.

•	Some of our existing distribution partners may perceive our Local Content Network as a competitive threat and therefore may decide to terminate their agreements with us.

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We intend to apply our technology and expertise to geography-specific Web sites that we believe are under-commercialized and not yet mature from a monetization perspective. However, if the current disparities in traffic and monetization of such search terms do not narrow in a favorable way, we may expend significant company resources on business efforts that do not realize the results we anticipate.

If the acquired assets are not integrated into our business as we anticipate, we may not be able to achieve these benefits or realize the value paid for our acquisitions of Internet domain names, which could materially harm our business, financial condition and results of operations.

We do not control the means by which users access our Web sites, and material changes to current navigation practices or technologies or marketing practices or significant increases in our marketing costs could result in a material adverse effect on our business.

The success of our Local Content Network depends in large part upon user access to our Web sites. Users access our Web sites primarily through the following methods: directly accessing our Web sites by typing descriptive keywords or keyword strings into the uniform resource locator (URL) address box of an Internet browser; accessing our Web sites by clicking on bookmarked Web sites; and accessing our Web sites through search engines and directories.

Each of these methods requires the use of a third party product or service, such as an Internet browser or search engine or directory. Internet browsers may provide alternatives to the URL address box to locate Web sites, and search engines may from time to time change and establish rules regarding the indexing and optimization of Web sites. We also market certain Web sites through search engines. Historically, we have limited our search engine marketing to less than five leading search engines.

Product developments and market practices for these means of access to our Web sites are not within our control. We may experience a decline in traffic to our Web sites if third party browser technologies or search engine methodologies and rules are changed to our disadvantage. We have experienced abrupt search engine algorithm and policy changes in the past. We expect the search engines we utilize to market and drive users to our Web sites to continue to periodically change their algorithms, policies and technologies. These changes may result in an interruption in or impair our ability to maintain and grow the number of users who visit our Web sites. We may also be forced to significantly increase marketing expenditures in the event that market prices for online advertising and paid-listings escalate. Any of these changes could have a material adverse effect on our business.

We may experience unforeseen liabilities in connection with our acquisitions of Internet domain names or arising out of third party domain names included in our distribution network, which could negatively impact our financial results.

The Name Development, Pike Street and AreaConnect asset acquisitions involve the acquisition of a large number of previously-owned Internet domain names. Furthermore, we have separately acquired and intend to continue to acquire in the future additional previously-owned Internet domain names. In some cases, these acquired names may have trademark significance that is not readily apparent to us or is not identified by us in the bulk purchasing process. As a result we may face demands by third party trademark owners asserting infringement or dilution of their rights and seeking transfer of acquired Internet domain names under the Uniform Domain Name Dispute Resolution Policy administered by ICANN or actions under the U.S. Anti-Cybersquatting Consumer Protection Act. Additionally, we display paid listings on third party domain names and third party Web sites that are part of our distribution network, which also could subject us to a wide variety of civil claims including intellectual property ownership and infringement.

We intend to review each claim or demand which may arise from time to time on its merits on a case-by-case basis with the assistance of counsel and we intend to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim. We cannot, however, guarantee that we will be able to resolve these disputes without litigation. The potential violation of third party intellectual property rights and potential causes of action under consumer protection laws may subject us to unforeseen liabilities including injunctions and judgments for money damages.

Regulation could reduce the value of the Internet domain names acquired or negatively impact the Internet domain acquisition process, which could significantly impair the value attributable to our acquisitions of Internet domain names.

The Name Development business includes the registrations of thousands of Internet domain names both in the United States and internationally. Name Development acquired previously-owned Internet domain names that had expired and had been offered for sale by Internet domain name registrars following the period of permitted reclamation by their prior owners. Furthermore, we have separately acquired and intend to continue to acquire in the future additional previously-owned Internet domain names, including in connection with the Pike Street and AreaConnect asset acquisitions.

The acquisition of Internet domain names generally is governed by regulatory bodies. The regulation of Internet domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional requirements for previously-owned Internet domain names or modify the requirements for holding Internet domain names. As a result, we might not acquire or maintain names that contribute to our financial results in the same manner as reflected in the historical financial results of Name Development, Pike Street and AreaConnect. Because certain Internet domain names are important assets, a failure to acquire or maintain such Internet domain names could adversely affect our financial results and our growth. Any impairment in the value of these important assets could cause our stock price to decline.

Risks Relating to Our Business and Our Industry

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We operate in a highly competitive and changing environment. We principally compete with other companies which offer services in the following areas:

•	sales to advertisers of pay-per-click services;

•	sales to advertisers of feed management services;

•	aggregation or optimization of online advertising for distribution through search engines, product shopping engines, directories, Web sites or other outlets;

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provision of local and vertical Web sites containing information and user feedback designed to attract users and help consumers make better, more informed local decisions, while providing targeted advertising inventory for advertisers;

•	delivery of online advertising to end users or customers of merchants through destination Web sites or other distribution outlets;

•	delivery of pay-per-phone call advertising to end users or customers of merchants through destination Web sites or other distribution outlets;

•	local search sales training;

•	services and outsourcing of technologies that allow merchants to manage their advertising campaigns across multiple networks and track the success of these campaigns; and

•	third party domain monetization.

Although we currently pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us. Despite the fact that we currently work with several of our potential competitors, there are no guarantees that these companies will continue to work with us in the future.

We currently or potentially compete with a variety of companies, including Google, IAC/InterActiveCorp, Microsoft, Miva and Yahoo! Many of these actual or perceived competitors also currently or may in the future have business relationships with us, particularly in distribution. However, such companies may terminate their relationships with us. Furthermore, our competitors may be able to secure agreements with us on more favorable terms, which could reduce the usage of our services, increase the amount payable to our distribution partners, reduce total revenue and thereby have a material adverse effect on our business, operating results and financial condition.

We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering our market are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing services industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position in the search marketing services industry.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	better geographic coverage;

•	larger customer and user bases;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

Currently, and in the future, as the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may cease to be competitive.

The market for our products and services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide new and competitive products and services. If we are unable to ensure that our users, advertisers, and distribution partners have a high-quality experience with our products and services, then they may become dissatisfied and move to competitors’ products and services. Accordingly, our future success will depend, in part, upon our ability to develop and offer competitive products and services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

•	fire;

•	floods;

•	network failure;

•	hardware failure;

•	software failure;

•	power loss;

•	telecommunications failures;

•	break-ins;

•	terrorism, war or sabotage;

•	computer viruses;

•	denial of service attacks;

•	penetration of our network by unauthorized computer users and “hackers” and other similar events;

•	natural disaster; and

•	other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our advertisers and distribution partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer.

We rely on third party technology, platform, carriers, server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party colocation providers to host our main servers. If these providers are unable to handle current or higher volumes of use, experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current colocation providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

We may not be able to protect our intellectual property rights, which could result in our competitors marketing competing products and services utilizing our intellectual property and could adversely affect our competitive position.

Our success and ability to compete effectively are substantially dependent upon our internally developed and acquired technology and data resources, which we protect through a combination of copyright, trade secret, and patent and trademark law. To date, in addition to our issued U.S. Patent No. 6,822,663 which we acquired in connection with the closing of the VoiceStar transaction which covers a method and apparatus for use in transforming webpages (or other information) for display on associated webpages and devices, we have filed three provisional patent applications with the United States Patent and Trademark Office, and four non-provisional patent applications, three of which are based on the three filed provisional applications in the United States. In the future, additional patents may be filed with respect to internally developed or acquired technologies. Our industry is highly competitive and many individuals and companies have sought to patent processes in the industry. We may decide not to protect certain intellectual properties or business methods which may later turn out to be significant to us. In addition, the patent process takes several years and involves considerable expense. Further, patent applications and patent positions in our industry are highly uncertain and involve complex legal and factual questions due in part to the number of competing technologies. As a result, we may not be able to successfully prosecute these patents, in whole or in part, or any additional patent filings that we may make in the future. We also depend on our trade name and domain names. We may not be able to adequately protect our technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult to protect our intellectual property in some foreign jurisdictions in which we may plan to enter. If we fail to obtain and maintain patent or other intellectual property protection for our technology, our competitors could market competing products and services utilizing our technology.

Despite our efforts to protect our proprietary rights, unauthorized parties domestically and internationally may attempt to copy or otherwise obtain and use our services, technology and other intellectual property. We cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and advertisers. If we are unable to protect our intellectual property rights from unauthorized use, our competitive position could be adversely affected.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our Class B common stock and the trading price of our preferred stock.

Our quarterly results of operations might fluctuate due to seasonality, which could adversely affect our growth rate and in turn the market price of our securities.

Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in the level of Internet usage. As is typical in our industry, the second and third quarters of the calendar year generally experience relatively lower usage than the first and fourth quarters. It is generally understood that during the spring and summer months of the year, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and in turn the market price of our securities.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including our advertisers and potential advertisers, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, merchant spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease in growth or anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by advertisers and consumers to spend more of their marketing dollars on offline programs;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users, including the risk of identity theft, may inhibit the growth of Internet usage, especially online commercial transactions. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease in anticipated Internet growth and usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may continue to suffer losses as a result of fraudulent data or payment failure by advertisers.

We have suffered losses and may continue to suffer losses as a result of payments made with fraudulent credit card data. Our failure to control fraudulent credit card transactions adequately could reduce our net revenue and gross margin and negatively impact our standing with applicable credit card authorization agencies. In addition, under limited circumstances, we extend credit to advertisers who may default on their accounts payable to us or fraudulently “charge-back” amounts on their credit cards for services that have already been delivered by us.

Government regulation of the Internet may adversely affect our business and operating results.

Online search, e-commerce and related businesses face uncertainty related to future government regulation of the Internet through the application of new or existing federal, state and international laws. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state level have enacted and may continue to enact various laws and regulations relating to the Internet. Individual states may also enact consumer protection laws that are more restrictive than the ones that already exist.

Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. For example, as a result of the actions of advertisers in our network, we may be subject to existing laws and regulations relating to a wide variety of issues such as consumer privacy, gambling, sweepstakes, advertising, promotions, defamation, pricing, taxation, financial market regulation, quality of products and services, computer trespass, spyware, adware, child protection and intellectual property ownership and infringement. In addition, it is not clear whether existing laws that require licenses or permits for certain of our advertisers’ lines of business apply to us, including those related to insurance and securities brokerage, law offices and pharmacies. Existing federal and state laws that may impact the growth and profitability of our business include, among others:

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the Digital Millennium Copyright Act (DMCA) provides protection from copyright liability for online service providers that list or link to third party Web sites. We currently qualify for the safe harbor under the DMCA, however, if it were determined that we did not meet the safe harbor requirements, we could be exposed to copyright infringement litigation, which could be costly and time-consuming.

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the Children’s Online Privacy Protection Act (COPPA) restricts the distribution of certain materials deemed harmful to children and impose limitations on the Web sites’ ability to collect personal information from minors. COPPA allows the Federal Trade Commission (FTC) to impose fines and penalties upon Web site operators whose sites do not fully comply with the law’s requirements. Another child protection law, the Child Online Protection Act (COPA), was intended to restrict the distribution of certain materials deemed harmful to children. This law was struck down as unconstitutional, but a similar federal or state law might be reintroduced in the future.

•	the Protection of Children from Sexual Predators Act requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

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the Controlling the Assault of Non-Solicited Pornography and Marketing (CAN SPAM) Act of 2003 establishes requirements for those who send commercial e-mail, spells out penalties for entities that transmit noncompliant commercial e-mail and/or whose products are advertised in noncompliant commercial e-mail and gives consumers the right to opt-out of receiving commercial e-mails. The FTC is authorized to enforce the CAN-SPAM Act. This law also gives the Department of Justice the authority to enforce its criminal sanctions. Other federal and state agencies can enforce the law against organizations under their jurisdiction, and companies that provide Internet access may sue violators as well.

•	the Electronic Communications Privacy Act prevents private entities from disclosing Internet subscriber records and the contents of electronic communications, subject to certain exceptions.

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the Computer Fraud and Abuse Act and other federal and state laws protect computer users from unauthorized computer access/hacking, and other actions by third parties which may be viewed as a violation of privacy. Michigan and Utah child protection laws, designed to protect children under the age of 18 from receiving adult content via e-mail and other electronic forms of communication (e.g., cell phones and IM). Both Michigan and Utah have developed lists of minors’ e-mail addresses based on parents’ and guardians’ submissions. Once an address has been on a list for 30 days, Web publishers are prohibited from sending the address anything containing, or even linking to, advertising for a product or service that a minor is legally prohibited from purchasing or using, even if the owner of that address previously requested to receive the information. In addition, senders need to match their own mailing lists against the state registries on at least a monthly basis, for which they must pay both Michigan and Utah a per-address fee.

Courts may apply each of these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Among the types of legislation currently being considered at the federal and state levels are consumer laws regulating for the use of certain types of software applications or downloads and the use of “cookies.” These proposed laws are intended to target specific types of software applications often referred to as “spyware”, “invasiveware” or “adware”, although they may also cover certain applications currently used in the online advertising industry to serve and distribute advertisements. Thus, if passed, these laws would impose new obligations for companies that use such software applications or technologies.

Many Internet services are automated, and companies such as ours may be unknowing conduits for illegal or prohibited materials. It is possible that some courts may impose a strict liability standard or require such companies to monitor their customers’ conduct. Although we would not be responsible or involved in any way in such illegal conduct, it is possible that we would somehow be held responsible for the actions of our advertisers or distribution partners.

We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred penalties for failing to abide by the representations made in their privacy policies. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Further, it is anticipated that additional federal and state privacy-related legislation will be enacted. Such legislation could negatively affect our business.

In addition, foreign governments may pass laws which could negatively impact our business and/or may prosecute us for violating existing laws. Such laws might include EU member country conforming legislation under applicable EU Privacy and Data Protection Directives. Any costs incurred in addressing foreign laws could negatively affect the viability of our business.

Federal and state regulation of telecommunications may adversely affect our business and operating results.

Certain subsidiaries of the Company provide services that involve the transmission of voice messages. Although the Company believes that these services are not currently subject to federal and state telecommunications laws and regulations, those laws and regulations (and interpretations thereof) are evolving in response to rapid changes in the telecommunications industry. The following existing federal and state laws could impact the growth and profitability of our business if changed or interpreted to be applicable to our business:

•

The Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the “Act”), and the regulations promulgated by the Federal Communications Commission under Title II of the Act, may impose federal licensing, reporting and other regulatory obligations on the Company.

•

The Communications Assistance for Law Enforcement Act may require that the Company undertake material modifications to its platforms and processes to permit wiretapping and other access for law enforcement personnel.

•

Under various Orders of the Federal Communications Commission, including its Report and Order and Further Notice of Proposed Rulemaking in Docket Number WC 04-36, dated June 27, 2006, the Company may be required to make material retroactive and prospective contributions to funds intended to support Universal Service, Telecommunications Relay Service, Local Number Portability, the North American Numbering Plan and the budget of the Federal Communications Commission.

•

Laws in most states of the United States of America may require registration or licensing of one or more subsidiaries of the Company, and may impose additional taxes, fees or telecommunications surcharges on the provision of the Company’s services which the Company may not be able to pass through to customers.

Future regulation of search engines may adversely affect the commercial utility of our search marketing services.

The Federal Trade Commission, or FTC, has recently reviewed the way in which search engines disclose paid placements or paid inclusion practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid inclusion is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid placement or paid inclusion listings on search results. Such disclosures if ultimately mandated by the FTC or voluntarily made by us may reduce the desirability of our paid placement and paid inclusion services. We believe that some users will conclude that paid search results are not subject to the same relevancy requirements as non-paid search results, and will view paid search results less favorably. If such FTC disclosure reduces the desirability of our paid placement and paid inclusion services, and “click-throughs” of our paid search results decrease, our business could be adversely affected.

State and local governments may in the future be permitted to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services. In addition, we may be required to pay additional income, sales, or other taxes.

On November 19, 2004, the federal government passed legislation placing a three-year ban on state and local governments’ imposition of new taxes on Internet access or electronic commerce transactions. On October 31, 2007, this ban was extended for another seven years. Unless the ban is further extended, state and local governments may begin to levy additional taxes on Internet access and electronic commerce transactions upon the legislation’s expiration in November 2014. An increase in taxes may make electronic commerce transactions less attractive for merchants and businesses, which could result in a decrease in the level of usage of our services. Additionally, from time to time, various state, federal and other jurisdictional tax authorities undertake reviews of the Company and the Company’s filings. In evaluating the exposure associated with various tax filing positions, the Company on occasion accrues charges for probable exposures. We cannot predict the outcome of any of these reviews.

Risks Relating to Ownership of our Common Stock and Preferred Stock

Our Class B common stock and preferred stock prices have been and are likely to continue to be highly volatile.

The trading prices of our Class B common stock and preferred stock have been and are likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering, the closing sale price of our Class B common stock on the Nasdaq Global Market (formerly, the Nasdaq National Market) ranged from $8.56 to $26.14 per share through December 31, 2007. Since our February 2005 follow-on offering, the closing sale price of our preferred stock on the Nasdaq Global Market (formerly, the Nasdaq National Market) ranged from $150.71 to $267.00 per share through December 31, 2007. Our stock prices may fluctuate in response to a number of events and factors, which may be the result of our business strategy or events beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	announcements by us or our competitors of significant contracts, acquisitions, financings, commercial relationships, joint ventures or capital commitments;

•	registration of additional shares of Class B common stock in connection with acquisitions;

•	actual or anticipated fluctuations in our operating results;

•	developments concerning our various strategic collaborations;

•	lawsuits initiated against us or lawsuits initiated by us;

•	announcements of acquisitions or technical innovations;

•	potential loss or reduced contributions from distribution partners or advertisers;

•	changes in earnings estimates or recommendations by analysts;

•	changes in the market valuations of similar companies;

•	changes in our industry and the overall economic environment;

•	volume of shares of Class B common stock available for public sale, including on conversion of Class A common stock and preferred stock or upon exercise of stock options;

•	Class B common stock repurchases under our previously announced share repurchase program as well as purchases by certain of our executive officers and directors;

•

sales of stock by us or by our stockholders, including sales by certain of our executive officers and directors pursuant to written pre-determined selling plans under Rule 10b5-1 of the Securities Exchange Act of 1934; and

•	short sales, hedging and other derivative transactions on shares of our Class B common stock and preferred stock.

In addition, the stock market in general, and the Nasdaq Global Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our Class B common stock and preferred stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not judgment is entered against us, could result in substantial costs and potentially economic loss, and a diversion of our management’s attention and resources, any of which could seriously harm our financial condition. Additionally, there can be no assurance that an active trading market of our Class B common stock and preferred stock will be sustained.

Because our shares of the preferred stock are convertible into shares of Class B common stock, volatility or depressed prices for our Class B common stock could have a similar effect on the value of the preferred stock. Holders who receive Class B common stock upon conversion also will be subject to the risk of volatility and depressed prices of our Class B common stock.

Our founding executive officers control the outcome of stockholder voting, and there may be an adverse effect on the price of our Class B common stock due to the disparate voting rights of our Class A common stock and our Class B common stock.

As of December 31, 2007, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, beneficially owned 100% of the outstanding shares of our Class A common stock, which shares represented 90% of the combined voting power of all outstanding shares of our capital stock. These founding executive officers together control 91% of the combined voting power of all outstanding shares of our capital stock excluding shares of Class B common stock issuable upon conversion of the preferred stock. The holders of our Class A common stock and Class B common stock have identical rights except that the holders of our Class B common stock are entitled to one vote per share, while holders of our Class A common stock are entitled to twenty-five votes per share on all matters to be voted on by stockholders. This concentration of control could be disadvantageous to our other stockholders with interests different from those of these founding executive officers. This difference in the voting rights of our Class A common stock and Class B common stock could adversely affect the price of our Class B common stock to the extent that investors or any potential future purchaser of our shares of Class B common stock give greater value to the superior voting rights of our Class A common stock.

Further, as long as these founding executive officers have a controlling interest, they will continue to be able to elect all or a majority of our board of directors and generally be able to determine the outcome of all corporate actions requiring stockholder approval. As a result, these founding executive officers will be in a position to continue to control all fundamental matters affecting our company, including any merger involving, sale of substantially all of the assets of, or change in control of, our company. The ability of these founding executive officers to control our company may result in our Class B common stock and preferred stock trading at a price lower than the price at which such stock would trade if these founding executive officers did not have a controlling interest in us. This control may deter or prevent a third party from acquiring us which could adversely affect the market price of our Class B common stock and preferred stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our by-laws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Class B common stock and preferred stock. The following are examples of such provisions in our certificate of incorporation, as amended, or our by-laws:

•	the authorized number of our directors can be changed only by a resolution of our board of directors;

•	advance notice is required for proposals that can be acted upon at stockholder meetings;

•	there are limitations on who may call stockholder meetings; and

•	our board of directors is authorized, without prior stockholder approval, to create and issue “blank check” preferred stock.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock. The application of Section 203 of the Delaware General Corporation Law could have the effect of delaying or preventing a change of control of our company.

Conversion of our convertible preferred stock has and will continue to dilute the interests of our existing Class B common stockholders.

The conversion of some or all of the preferred stock has and will continue to dilute the interests of our existing Class B common stockholders. Sales in the public market of shares of Class B common stock issued upon conversion may apply downward pressure on the prevailing market price.

We may not be able to continue to pay dividends on our preferred stock or common stock in the future which could impair the value of such stock.

Under Delaware law, dividends to stockholders may be made only from the surplus of a company, or, in certain situations, from the net profits for the current fiscal year or the fiscal year before which the dividend is declared. We have paid quarterly dividends on our preferred stock since May of 2005. We have initiated and paid quarterly dividends on our common stock since November 2006. However, there is no assurance that we will be able to pay dividends in the future. Our ability to pay dividends in the future will depend on our financial results, liquidity and financial condition.

The market price of the preferred stock may decline.

An active trading market for the preferred stock has not fully developed and as a result, the market price and liquidity of the preferred stock will be adversely affected. Even if an active trading market for the preferred stock were to develop, the preferred stock could trade for less than the public offering price, depending on many factors, including prevailing interest rates, our operating results and the markets for similar securities, and such active trading market could cease to continue at any time. In addition, if the preferred stock is exchanged for debentures, we are not obligated to list the debentures and cannot assure you that a market for the debentures will develop.

There may be tax consequences to the holders if we exchange preferred stock for debentures.

An exchange of the preferred stock for debentures will be a taxable event for federal income tax purposes which may result in tax liability to the holders without any corresponding receipt of cash by the holder. Such an exchange may be taxable as a dividend distribution to the extent of our current and accumulated earnings and profits, and may be subject to withholding tax if the exchanging stockholder is a Non-U.S. Holder.

Our current and future payment obligations or indebtedness will have priority over a preferred stock liquidation preference and accrued dividend payment obligation in the event of our liquidation, dissolution or winding-up.

The terms of the preferred stock do not contain any financial or operating covenants that would prohibit or limit us or our subsidiaries from incurring indebtedness or other liabilities, pledging assets to secure such indebtedness and liabilities, paying dividends, or issuing securities or repurchasing securities issued by us or any of our subsidiaries. The incurrence of indebtedness by us or our subsidiaries and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay accrued dividends under the terms of the preferred stock.

If we incur indebtedness, the holders of that debt will have prior rights with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding-up of us paid to holders of the preferred stock.

The rights of holders of the Class B common stock will be junior to the rights of holders of the preferred stock in the event of our liquidation, dissolution or winding-up.

The terms of the preferred stock provide that holders will receive a preference over the other equity securities of the company upon its liquidation, dissolution or winding-up. This liquidation preference is equal to $250 per share of preferred stock plus all accrued and unpaid dividends through the distribution date. These rights of payment are senior to the liquidation rights of the holders of the Class B common stock. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding-up of us paid to holders of the Class B common stock.

FORWARD-LOOKING STATEMENTS

This reoffer prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this reoffer prospectus, including statements regarding the benefits and risks associated with our acquisitions, our future operating results, financial position, and business strategy, expectations regarding our growth and the growth of the industry in which we operate, and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

Market data and forecasts used in this prospectus have been obtained from independent industry sources, unless otherwise noted. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this reoffer prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class B common stock by the selling stockholders.

SELLING STOCKHOLDERS

The 2,300,000 shares of our Class B common stock to which this reoffer prospectus relates is comprised of 2,300,000 restricted shares. Such shares are being registered for reoffers and resales by our officers and employees named below who acquired the shares under our 2003 Amended and Restated Stock Incentive Plan. Such shares shall vest in accordance with the following six (6) year vesting schedule: 12.5% of the aggregate amount of restricted shares shall vest on the respective 18, 24, 30 and 36 month anniversaries of the Grant Date and the remaining 50% of the aggregate amount of the restricted shares shall vest on the 72 month anniversary of the Grant Date and with vesting in full of all such restricted shares in the event of a change of control (as defined in the restricted stock agreements). The selling stockholders may resell all, a portion, or none of the shares of our Class B common stock from time to time to the extent such shares are vested.

The address of each selling stockholder is c/o of Marchex, Inc., 413 Pine Street, Suite 500, Seattle, WA 98101.

Name of Selling Stockholder	Position with Marchex	Number of Shares Beneficially Owned(1)		Number of Shares Covered by This Reoffer Prospectus	Number of Shares to be Beneficially Owned if All Shares Offered Hereby Are Sold		Percent of Class B Common Owned if All Shares Offered Hereby Are Sold(2)
		Class A Common Stock	Class B Common Stock		Class A Common Stock	Class B Common Stock
Russell C. Horowitz(3)	Chief Executive Officer	7,953,423	1,514,333	800,000	7,953,423	714,333	2.6%
Michael Arends(4)	Chief Financial Officer	0	774,750	300,000	0	474,750	1.7%
Ethan Caldwell	General Counsel and Chief Administrative Officer	680,313	365,000	300,000	680,313	65,000	*
Peter Christothoulou	Chief Strategy Officer	325,313	370,000	300,000	325,313	70,000	*
Cameron Ferroni(5)	Chief Technology Officer	0	325,055	200,000	0	125,055	*
John Keister(6)	President and Chief Operating Officer	2,000,167	805,858	400,000	2,000,167	405,858	1.5%

*	denotes less than 1%

(1)	Beneficial owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, shares of our common stock; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, shares of our common stock. A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days of March 11, 2008. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class B common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 11, 2008, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	Based on 29,328,923 shares of Class B common stock outstanding as of March 11, 2008.

(3)	Includes: (1) 7,953,423 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 620,000 shares of our Class B common stock held by MARRCH Investments, LLC; and (3) 83,333 shares of our Class B common stock held by Pemrose, LLC. Mr. Horowitz is the managing member of these entities and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities. It also includes 5,000 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz.

(4)	Includes: (1) 431,250 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 11, 2008; (2) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (3) 15,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (4) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.

(5)	Includes: (1) 125,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 11, 2008 and (2) 55 shares of Class B common stock held by Lara Ferroni, Mr. Ferroni’s wife.

(6)	Includes: (1) 6,160 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Keister; and (2) 50,129 shares of our Class B common stock held in a Grantor Retained Annuity Trust, of which Mr. Keister is the grantor.

Any selling stockholder may from time to time sell under this prospectus any or all of the shares of Class B common stock owned by it to the extent such shares are vested. Because the selling stockholder is not obligated to sell any or all of the shares of Class B common stock held by it, we cannot estimate the number of shares of Class B common stock that the selling stockholder will beneficially own after this offering.

PLAN OF DISTRIBUTION

The shares of Class B common stock covered by this reoffer prospectus are being registered by us for the account of the selling stockholders.

The shares of Class B common stock offered hereby may be sold from time to time directly by or on behalf of each selling stockholder in one or more transactions on the Nasdaq Stock Market or on any stock exchange on which the Class B common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of Class B common stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling stockholders may sell shares of Class B common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the Class B common stock offered hereby.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act of 1933.

We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the shares of Class B common stock to be offered hereby will be passed upon for us by DLA Piper US LLP. A partner in the law firm of DLA Piper US LLP beneficially owns 35,500 shares of Class B common stock.

EXPERTS

The consolidated financial statements of Marchex, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the Company’s consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006, the beginning of the Company’s fiscal year ended December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports and other information at the SEC’s public reference facilities in Washington, D.C. (located at 100 F Street, N.E., Washington, D.C. 20549). You can also obtain copies of these materials from the SEC’s public reference section (located at 100 F Street, N.E., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information about companies that file these reports electronically with the SEC. Our SEC filings are also available on our website at http://www.marchex.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 11, 2008;

2.	The description of our Class B common stock contained in our registration statement on Form 8-A, filed on March 30, 2004; and

3.	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, Washington 98101

(206) 331-3300

Attention: Ethan A. Caldwell, General Counsel & Chief Administrative Officer

You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. These securities are not offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Marchex, Inc.

2,300,000 Shares

Class B Common Stock

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

In accordance with General Instruction E to Form S-8, the following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 11, 2008;

2.	The description of our Class B common stock contained in our registration statement on Form 8-A, filed on March 30, 2004; and

3.	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

A partner in the law firm of DLA Piper US LLP beneficially owns 35,500 shares of Class B common stock.

Item 6.	Indemnification of Directors and Officers.

The certificate of incorporation and the by-laws of the Company provide that the Company shall indemnify its officers, directors and certain others to the maximum extent permitted by the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative) other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The General Corporation Law does not allow for the elimination or limitation of liability of a director: (1) for any breach of a director’s duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) arising under Section 174 thereof; or (4) for any transaction from which the director derived an improper personal benefit. The General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

In addition, pursuant to our certificate of incorporation and by-laws, we shall indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

We have entered into indemnification agreements with each of our directors and our executive officers.

Item 7.	Exemption from Registration Claimed.

The restricted securities to be reoffered or resold pursuant to this registration statement were issued pursuant to Section 4(2) of the Securities Act.

Item 8.	Exhibits.

Please see the exhibit index following the signature page of this registration statement.

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)

4.2	Preferred Stock Certificate of Designations (2)

4.3	Bylaws of the Registrant (3)

4.4	Form of Class B Stock Certificate (4)

4.5	2003 Amended and Restated Stock Incentive Plan (5)

4.6	Form of Restricted Stock Agreement (6)

5.1	Opinion of DLA Piper US LLP.*

23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Amendment No. 2 to the Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on March 19, 2004.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 15, 2005; provided, however, that the Registrant does not incorporate by reference any information contained in, or exhibits submitted on, the Form 8-K that was expressly furnished and not filed.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on December 11, 2003.

(4)	Incorporated by reference to the Registrant’s Amendment No. 3 to the Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on March 30, 2004.

(5)	Incorporated by reference to the exhibits filed with Marchex, Inc.’s Registration Statement on Form SB-2 (Registration Statement No. 333-111096) as amended and incorporated herein by reference.

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 18, 2008.

Marchex, Inc.

By:	/s/ RUSSELL C. HOROWITZ
Russell C. Horowitz
Chairman Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Marchex, Inc., hereby severally constitute and appoint Russell C. Horowitz and Michael A. Arends, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement of Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Marchex, Inc. to comply with the provisions of the Securities Act, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying the confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ RUSSELL C. HOROWITZ Russell C. Horowitz	March 18, 2008

Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ MICHAEL A. ARENDS Michael A. Arends	March 18, 2008

Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JOHN KEISTER John Keister	March 18, 2008

President, Chief Operating Officer and Director

/s/ DENNIS CLINE Dennis Cline	March 18, 2008

Director

/s/ ANNE DEVEREUX Anne Devereux	March 18, 2008

Director

/s/ JONATHAN FRAM Jonathan Fram	March 18, 2008

Director

/s/ NICOLAS J. HANAUER Nicolas J. Hanauer	March 18, 2008

Vice Chairman and Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)

4.2	Preferred Stock Certificate of Designations (2)

4.3	Bylaws of the Registrant (3)

4.4	Form of Class B Stock Certificate (4)

4.5	2003 Amended and Restated Stock Incentive Plan (5)

4.6	Form of Restricted Stock Agreement (6)

5.1	Opinion of DLA Piper US LLP.*

23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Amendment No. 2 to the Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on March 19, 2004.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 15, 2005; provided, however, that the Registrant does not incorporate by reference any information contained in, or exhibits submitted on, the Form 8-K that was expressly furnished and not filed.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on December 11, 2003.

(4)	Incorporated by reference to the Registrant’s Amendment No. 3 to the Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on March 30, 2004.

(5)	Incorporated by reference to the exhibits filed with Marchex, Inc.’s Registration Statement on Form SB-2 (Registration Statement No. 333-111096) as amended and incorporated herein by reference.

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 3, 2006.